Exhibit 13

JOINT FILING AGREEMENT

JOINT FILING AGREEMENT, dated as of this 25th day of March, 2026 among CFAC Holdings V, LLC, Cantor Fitzgerald Securities, Cantor Fitzgerald, L.P., CF Group Management, Inc., and Brandon G. Lutnick (collectively, the “Reporting Persons”).

WHEREAS, pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the parties hereto desire to satisfy any filing obligation under Section 13(d) of the Exchange Act by a single joint filing.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Reporting Persons hereby agree and represent as follows:

1.	Amendment No. 4A to Schedule 13D with respect to the shares of Class A common stock of Satellogic Inc. (to which this Joint Filing Agreement is an exhibit) is filed on behalf of each of the Reporting Persons.

2.	Each of the Reporting Persons is responsible for the timely filing of Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such Person contained therein, provided that each such Person is not responsible for the completeness or accuracy of the information concerning any of the other Reporting Persons, unless such Person knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned have caused this Joint Filing Agreement to be duly executed and delivered as of the date first above written.

CFAC HOLDINGS V, LLC		CANTOR FITZGERALD, L.P.

By:	/s/ Brandon G. Lutnick	By:	/s/ Brandon G. Lutnick
Name:	Brandon G. Lutnick	Name:	Brandon G. Lutnick
Title:	Chief Executive Officer	Title:	Chief Executive Officer

CANTOR FITZGERALD SECURITIES

		By:	/s/ Pascal Bandelier
		Name:	Pascal Bandelier
		Title:	Authorized Signatory

CF GROUP MANAGEMENT, INC.

By:	/s/ Brandon G. Lutnick	/s/ Brandon G. Lutnick
Name:	Brandon G. Lutnick	Brandon G. Lutnick
Title:	Chief Executive Officer

[Signature page to Joint Filing Agreement for Satellogic Inc. Schedule 13D/A – March 2026]